Rise Gold Reports Strong Initial Showing of Support for Idaho-Maryland

Grass Valley, California--(Newsfile Corp. - February 8, 2022) - Rise Gold Corp. (CSE: RISE) (OTCQX: RYES) (the "Company") announces that Nevada County has received an initial batch of return cards from hundreds of Nevada County residents indicating support for the Idaho-Maryland Mine Project, citing the project's employment and economic benefits.

The Nevada County Board of Supervisors received 527 return cards representing 621 local individuals or businesses in support of reopening the Idaho-Maryland Mine. This followed the Company mailing a portion of Nevada County residents information that highlighted the Idaho-Maryland Mine Project and its benefits to the community. The mailing included a postage-paid return card that residents or businesses could complete and return to the Company for submission to the Nevada County Board of Supervisors on their behalf.

The number of initial supporters is unprecedented in the context of the four recent DEIR's processed by Nevada County following which all four projects were approved1.

Dave Brown, President of Benchmark Resources2, who prepared the EIR application submittal with Rise Gold, stated: "I have been involved with scores of projects and never seen anywhere near this level of public support. It's expected that opponents will participate and be vocal, but project supporters don't normally see the need to weigh-in. The level of support given to the Idaho-Maryland Mine Project is an order of magnitude above anything I've seen in my career."

Return card text is as follows:

I support re-opening the Idaho-Maryland Mine

Nevada County is in tremendous need of new, well-paying jobs that can help provide a strong economic future for today and for decades to come. Rise Grass Valley's plan to build a modern and environmentally sensitive mine that respects neighbors and our natural environment while creating over 600 new local jobs is a once-in-a-generation opportunity to revitalize our local economy.

Re-opening the mine means over 300 new jobs in safe and satisfying careers with an average expected annual salary of more than $90,000 plus benefits. The mine will also spur an additional 300 jobs through related new business in the area. This project will enhance the pride and confidence of Nevada County workers and their families and help build stable and prosperous lives.

Opportunities like this come along rarely. Rise Grass Valley has a responsive, innovative project for Nevada County. I urge the Board of Supervisors and other county officials to jump start our local economy by strongly supporting the re-opening of the Idaho-Maryland Mine.

Update on DEIR Process

The public comment period is currently underway for the Draft Environmental Impact Report (the "DEIR") for the Idaho-Maryland Mine Project. The report's release on January 4th represented a major milestone toward the approval of the Company's Use Permit application to reopen the historic past-producing Idaho-Maryland Gold Mine.

Nevada County officials announced an extension of the public comment period for an additional 30 days to accommodate residents affected by a damaging winter storm that began on December 27 and was eventually deemed a California State Emergency. The public comment period will now end on April 4th. The storm resulted in fallen trees and loss of power to approximately 33,000 Nevada County area homes. Electricity was fully restored on January 11th. The comment period extension is to help ensure greater public participation in the DEIR review process. The county plans to process comments during the public comment period, which may mitigate the impact on the timeline for completion of the Use Permit process.

Grant of Stock Options

The Company announces it has granted a total of 805,000 stock options to employees, officers, and directors of the Company pursuant to the terms of the Company's Stock Option Plan. The stock options are exercisable at a price of US$0.65 per share until February 7, 2027.

About Rise Gold Corp.

Rise Gold is an exploration-stage mining company incorporated in Nevada, USA. The Company's principal asset is the historic past-producing Idaho-Maryland Gold Mine located in Nevada County, California, USA. To learn more about the company, visit www.risegoldcorp.com.

About Rise Grass Valley Inc.

Rise Grass Valley, a subsidiary of Rise Gold Corp., proposes to reinitiate underground mining and gold mineralization processing at the Idaho-Maryland Mine in unincorporated Nevada County. State-of-the-art facilities utilizing environmentally friendly technology will be located on the Brunswick Industrial Site. To learn more about the project and community, visit www.risegrassvalley.com.

On behalf of the Board of Directors:

Benjamin Mossman

President, CEO and Director

Rise Gold Corp.

For further information, please contact:

RISE GOLD CORP.

Suite 215, 333 Crown Point Circle

Grass Valley, CA 95945

T: 530.433.0188

info@risegoldcorp.com

www.risegoldcorp.com

The CSE has not reviewed, approved or disapproved the contents of this news release.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of applicable securities laws. Forward-looking statements are frequently characterized by words such as "plan", "expect", "project", "intend", "believe", "anticipate", "estimate" and other similar words or statements that certain events or conditions "may" or "will" occur.

Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. Such forward-looking statements are subject to risks, uncertainties and assumptions related to certain factors including, without limitation, obtaining all necessary approvals, meeting expenditure and financing requirements, compliance with environmental regulations, title matters, operating hazards, metal prices, political and economic factors, competitive factors, general economic conditions, relationships with vendors and strategic partners, governmental regulation and supervision, seasonality, technological change, industry practices, and one-time events that may cause actual results, performance or developments to differ materially from those contained in the forward-looking statements. Accordingly, readers should not place undue reliance on forward-looking statements and information contained in this release. Rise undertakes no obligation to update forward-looking statements or information except as required by law.

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1 Boca Quarry (2019), Commercial Cannabis Cultivation (2019), Van Norden Spillway (2019), and 2 of 3 Dollar General Stores (2018) approved by Nevada County Board of Supervisors. Total combined comments received on these four projects was approximately 342 of which approximately 25 expressed support for the proposed projects.

2 Dave Brown has conducted environmental evaluations on mining projects for nearly 40 years and is the president of Benchmark Resources, a California based planning and environmental consulting firm with substantial experience in the permitting of mining projects. Benchmark's track record of success has resulted in the development of numerous environmentally sensitive and socially accepted mining projects across the state.

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